SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 22, 2017

AOXIN TIANLI GROUP, INC.

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-34799	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite K, 12th Floor, Building A, Jiangjing Mansion

228 Yanjiang Ave., Jiangan District, Wuhan City

Hubei Province, China 430010

(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 27 8274 0726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2017, the Board of Directors of Aoxin Tianli appointed Mr. Luchang Zhou Chief Executive Officer of the Company. Mr. Zhou, 71 years old, is a citizen of the People’s Republic of China. Mr. Zhou has been affiliated with commercial enterprises for more than thirty years, has occupied a number of executive positions during his career and has significant experience in the acquisition and management of privately held and public companies. From 2000 to 2006 Mr. Zhou was the Deputy General Manager of Chongqing Yixian Investment Co., Ltd. From 2007 to 2014, Mr. Zhou was the vice president of Chongqing Hexin Economic Development Co.,Ltd. In 2014 , Mr, Zhou joined Shenzhen Qianhai Jiaguo Tianxia Fund Management Co.,Ltd, which he currently serves as General Manager of the Financial Investment Department. Shenzhen Qianhai Jiaguo Tianxia Fund Management Co. Ltd., founded in August 2014, is located in the Shenzhen-hongkong cross border cooperation zone, in Shenzhen City. It has registered capital of 100 million Yuan and is engaged in the management of equity investment funds, equity investments, investment management and asset management. Among his more significant achievements, Mr. Zhou led the initial public offering of Chongqing Fuling Electric Power Industrial Co., Ltd. and the Southwest Securities’ Back Door Listing in Shanghai Stock Exchange.

Concurrent with the election of Mr. Zhou to the position of Chief Executive Officer the Board determined that the Company would no longer have co-CEOs, so Mr. Zhou is now the sole Chief Executive Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AOXIN TIANLI GROUP, INC.

By:	/s/ Chun Choi Law
Chun Choi Law Chief Financial Officer

Dated: June 23, 2017